STOCK PURCHASE AGREEMENT

股票购买协议

This STOCK PURCHASE AGREEMENT (this "**Agreement**"), dated as of November 26, 2019, by and between Yimin Jin, having an address at No. 22, Lane 209, Tongxin Road, Hongkou District, Shanghai, PRC. (the "Seller") and Jie Wang, having an address at Room 104, No.3, Lane 40, Huihe Road, Hongkou District, Shanghai,China (the "**Buyer**") (the Seller and Buyer, the "**Parties,**" each being a "**Party**").

本股票购买协议（简称"协议"），由金一敏（地址：上海市虹口区同心路 209 弄 22 号）（"卖方"） 和 王杰（地址： 上海市虹口区辉河路 40 弄 3 号 104 室）（"买方"） 之间签订，自 2019 年 11 月 26 日起生效。（卖方和买方，可称为双方当事人，其各自为一方当事人）

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, 1,000,000 shares of the Common Stock (the "**Shares**") of TMSR HOLDING COMPANY LIMITED, a Nevada corporation (the "**Company**") subject to the terms and conditions set forth herein;

鉴于，依照在此提出的各项条款和条件，卖方有意出售给买方，买方有意从卖方处购买 1,000,000 股声荣控股股份有限公司，一家内华达公司（简称"公司"）普通股（简称"股票"）；

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

因此，鉴于以下提出的共同契约和协议，及其他业已足额收讫的有效对价，现双方达成一致并立约如下：

1. Share Purchase and Sale. Subject to the terms and conditions set forth herein, Seller hereby sells, transfers and assigns to Buyer, all of Seller's right, title and interest in and to the Shares. The aggregate purchase price for the Shares shall be $0.80 per Share, for a total purchase price of eight hundred thousand US Dollars ($800,000) (the "**Purchase Price**").

1. **股票购买和出售。**根据在此提出的条款和条件，卖方在此向买方出售、转让、分配其所有的股票及有关股票的权利、头衔及利益。总计股票购买价格为每股$0.80 美元，总购买价格为捌拾万美元($800,000 美元) ("购价").

2. Closing. Seller hereby agrees to provide such documentation to Empire Stock Transfer and Trust Company, the Company's transfer agent, as may be required by such transfer agent to cause the delivery to Buyer of the Shares, free and clear of all liens, pledges, encumbrances, charges, security interests, claims or rights of another (collectively, "**Encumbrances**"). Buyer hereby delivers to Seller the Purchase Price of $800,000 by wire transfer of immediately available funds to a bank account designated by the Seller.

2. **成交。**卖方在此同意向公司的过户代理，Empire Stock Transfer and Trust Company，提供其要求的使其交付股票至买方的文件，并且股票上未创设任何的留置权、抵押、产权负担、押记、

担保物权、赔偿请求或其他权利（“产权负担”）。在买方通过电汇立即可用的资金给卖方指定的银行账户的方式交付给卖方购买价 $800,000 美元时。

3. Representations and Warranties of the Seller. The Seller represents, warrants and covenants to and with Buyer, as follows:
3. 卖方陈述与保证。卖方向买方陈述、保证，并与其订约如下：

(a) Ownership of the Shares. The Seller is the record and beneficial owner of the Shares. The Seller holds the Shares free and clear of any Encumbrance and has the absolute right to sell and transfer the Shares to the Buyer as provided in this Agreement without the consent of any other person or entity. Upon transfer of the Shares to Buyer hereunder, Buyer will acquire good and marketable title to the Shares free and clear of any Encumbrance, other than applicable securities laws.
(a) 股票所有权。卖方是股票的登记及收益所有人。卖方所持股票没有任何产权负担，并根据本协议有绝对的可不经他人或企业同意就可出售和转让股票给买方的权利。如下一经转让股票给买方，买方将获得完好的可转让的股票，除了适用的证券法律外并不具任何产权负担。

(b)Authorization, Enforceability, No Breach. The execution and delivery by Seller of this Agreement and its performance thereunder do not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which his properties is subject. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding agreements of Seller and is enforceable in accordance with its terms.

(b) 授权、执行、无违约。卖方对本协议的签订和交付及依据本协议履行其条款并不也不会冲突或构成违约，也不违反适用的法律、法规或任何协议、裁决、禁令、指令、行政法令或其他制约卖方或其必须遵守的说明的任何规定。本协议由卖方合法签订并交付，根据条款将构成对卖方合法的、有效的和有约束力的协议。

4. Representation and Warranties of Buyer.
4. 买方陈述与保证。

(a) Buyer is a is an individual investor who has sufficient knowledge of the risk of stock investing.
(a) 买方是对风险有充足认识的个体投资人。

(b) Authorization, Enforceability, No Breach. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. No third Party consents or approvals are required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and its performance hereunder do not and will not conflict with or constitute a default, breach or violation under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Buyer or to which his properties is subject
(b) 授权、执行、不违背。本协议由买家签署交付（假设卖方授权、签署和交付）并且本协议条款构成对卖方合法的、有效的和有约束力的责任。有关协议的签订交付及本次交易的完成，买方不需要第三方的同意或许可。 买方对本协议的签订和交付及依据本协议履行其条款并不也不

or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10. **修订、修改、弃权。**本协议只有经过每方当事人签名的书面协议才能被修订、修改或补充。除非当事人一方明确地书面提出并签署确认其弃权，否则任何一方当事人提出的对任何一条款的弃权都应无效。除了在本协议中另外提出之外，未能行使或延迟行使本协议中的任何权利不应被解释为弃权；任何单个或部分行使其任何权利、补救、权力或特权，未能行使其他及更进一步行使其权利，或未能行使其他权利、补救、权力或特权的，也不能视为弃权。

11.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11. **可分割性。**若本协议的任何条款或规定被任何法律辖区认定为无效不合法或无法执行，这些无效、不合法或无法执行的判定都不应影响本协议的任何其他条款或规定，也不能致使在其他法律辖区的条款和规定无效或无法执行。

12.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

12. **适用法律。**本协议应受纽约州法律约束并依据其解释，并不适用于法律其冲突条款（不论是纽约州还是其他辖区）。

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

13. **副本。**本协议可签署生效多份副本，每份都应被视同为原件，但所有一起应被视为同一协议。

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.
双方当事人在此于以上首次写明的日期签署本协议，以资证明。

Signed page:

Seller:
卖方：

YiMing Jin

Yimin Jin

Buyer:
买方：

Jie Wang

Jie Wang